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                                                                 Exhibit 3.3 (d)

                            Certificate of Amendment

                     of the Certificate of Incorporation of

                               BZH Holdings Corp.

            BZH Holdings Corp., a Delaware corporation (the "Company"), pursuant to Section 242 of the General Corporation Law of Delaware, certifies that:

            1. The Board of Directors of the Company and the stockholders of the Company have adopted the following resolution amending the Company's Certificate of Incorporation:

      "RESOLVED, that the Certificate of Incorporation of BZH Holdings Corp. be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

            'Article I. The name of this corporation shall be "Beazer Homes Holdings Corp.'"

            2. The foregoing amendment to the Certificate of Incorporation of the Company has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

            IN WITNESS WHEREOF, BZH Holdings Corp., has caused this Certificate of Amendment to be signed and attested by its duly authorized officer this 15th day of March, 1996.

                                       BZH Holdings Corp.


                                       By:    /s/ Ian J. McCarthy
                                       Name:  Ian J. McCarthy
                                       Title: President/ CEO